Exhibit 99.1

QWEST REPORTS SOLID FOURTH QUARTER RESULTS;

EPS BREAK-EVEN BEFORE SPECIAL ITEMS; MARGIN EXPANSION; IMPROVED

YEAR-OVER-YEAR REVENUE

Unaudited (in millions, except per share amounts)(a)

	Q4 2005	Q3 2005	Seq. Change	Q4 2004	Y over Y Change
Operating Revenues	$3,480	$3,504	(0.7)%	$3,437	1.3%
Net Income (Loss)	(528)	(144)	nm	(139)	nm
Net Income (Loss) per Diluted Share	(0.28)	(0.08)	nm	(0.08)	nm
Net Inc. (Loss) per Share Excl. Special Items	(0.00)	(0.07)	nm	(0.04)	nm

(a) See Special Items in Attachment E

•                  Third Consecutive Quarter of Improved Year-Over-Year Revenues

•                  Strong Free Cash Flow for the Year of $904 Million Before $204 Million in One-Time Settlements

•                  Significant Progress in Key Growth Areas in 2005

•                  Consumer Bundle Penetration Expands to 51 Percent

•                  1.5 Million High-Speed Internet Customers, Up 43 Percent

•                  Improving Wireless Trends with Subscriber Growth, Lower Churn and Increased ARPU

•                  Service Measures Reach New Highs

DENVER, Feb. 14, 2006 — Qwest Communications International Inc. (NYSE: Q) today reported fourth quarter and full year 2005 results that benefited from improved performance in revenue, margin expansion, and strong growth in free cash flow.  For the quarter, Qwest reported a loss of $528 million, or $(0.28) per fully diluted share.   Excluding special items of $(0.28), Qwest’s fully diluted earnings per share was break-even, compared with a loss of $(0.04) a year ago, excluding special items.  See Attachment E for special items.

“We delivered on our performance goals for revenue, cash flow and continued margin improvement while achieving new highs in service measures and positioning us for profitability,” said Richard C. Notebaert, Qwest chairman and CEO. “A robust product portfolio, a leading edge fiber network, and our unwavering focus on the customer have positioned Qwest for growth.”

Financial Results

Qwest’s fourth quarter revenue of $3.5 billion increased 1.3 percent, compared to $3.4 billion in the fourth quarter a year ago.  This represents the third consecutive quarter of year-over-year improved revenues, driven by increases in mass markets and business revenues, which includes $15 million in revenue from a large government contract.  For the full year, revenue was $13.9 billion compared to $13.8 billion for 2004.   This marks the first year of improved revenue since 2001.

Revenue trends improved as a result of strong sales within Qwest’s portfolio of growth products, including high-speed Internet, advanced data products, long-distance, and wireless, as well as bundles. Qwest’s growth businesses – high-speed Internet, data, wireless and long-distance services – contributed over 50 percent of revenue in the quarter compared with 45 percent two years ago.

Qwest’s 2005 operating expenses totaled $13.0 billion, a decline of $1.0 billion or 7.4 percent. The company continued to benefit from improvements in productivity and operating efficiencies, as well as optimization initiatives.  The prior year includes expense associated with reserves for legal settlements of $550 million.

Fourth quarter operating expenses totaled $3.3 billion, a decline of 1 percent compared to the fourth quarter of 2004.  The company continued to benefit from improvements in productivity and operating efficiencies, as well as wireline facilities cost reductions.

“The company is showing strong momentum as we enter 2006,” said Oren G. Shaffer, Qwest vice chairman and CFO.  “That, coupled with the elimination of the high-coupon legacy debt in the fourth quarter, has advanced us to break-even earnings per share, before special items, and put us on a path to profitability.”

Capital Spending, Cash Flow and Interest

Fourth quarter capital expenditures totaled $503 million, compared to $372 million in the fourth quarter of 2004.  For the year, capital expenditures totaled $1.6 billion.  The company’s disciplined approach to capital spending focuses on investment in key growth areas and supporting the highest service levels.

Cash generated from operations of $725 million in the fourth quarter exceeded capital expenditures by $222 million.  This includes two one-time payments in the quarter:  the second and final payment of $125 million to the SEC and a $79 million settlement payment to KMC.  This payment terminates the relationship with KMC, including all obligations and the previously disclosed lawsuit.  Adjusting for these items, cash from operations exceeded capital expenditures by $426 million in the quarter and by $904 million for the year.  Qwest anticipates cash flow in 2006 to benefit primarily from improved operating results and reduced interest expense.

Interest expense totaled $338 million for the fourth quarter and $1.48 billion for the year compared to $366 million in the year ago quarter and $1.53 billion in 2004.

Balance Sheet Update

The company successfully tendered for and retired $3 billion of high coupon legacy debt in the quarter.  As a result, interest expense is expected to be reduced by approximately $300 million in 2006.  Total debt less cash and short-term investments declined to $14.5 billion in the fourth quarter.  Qwest ended the quarter with $947 million in cash and short-term investments.

During the quarter, rating agencies recognized the improvements in Qwest’s credit profile by upgrading the company’s credit ratings.  Fitch and Moody’s Investor Services both raised the company’s ratings by one to two notches, while Standard & Poor’s improved its rating of Qwest Corporation one notch.

Operational Highlights

Qwest’s improved revenue trends included operational progress in the following key growth areas:

Customer Connections

Total retail line losses improved to a decline of 4 percent year-over-year, compared to a decline of 6 percent a year ago. This marks the seventh consecutive quarter of stable or improving retail access line loss trends.

Mass markets results reflect the success of new bundles launched earlier this year.  Qwest’s customer connections – which include consumer and small-business primary and secondary access lines, high-speed Internet subscribers and video customers – grew to 12.3 million, the second sequential quarterly increase and up nearly 200,000 since new bundling and localized sales initiatives began in May 2005. The company ended 2005 with more customer connections than it began the year.

Access line trends improved year-over-year in both mass market and business retail channels with small-business access lines increasing for the fifth consecutive quarter.  These trends exclude the impact of 32,000 affiliate-related disconnects in the quarter. Offsetting the improvement was continued and anticipated pressure from the decline in the number of access lines resold by Qwest’s competitors. As a result, switched access lines declined 4.6 percent to a total of 14.7 million, compared with the end of the fourth quarter of 2004 and consistent with the rate of decline in the last several quarters.

Qwest continued its leadership role in working with wholesale customers by signing commercially negotiated agreements on the company’s Qwest Platform Plus (QPP) contracts.  However, wholesale losses continued from competitive pressures and technology substitution.

High-Speed Internet

An emphasis on newly launched bundles and promotions continued to drive growth in Qwest’s high-speed Internet service subscribers.  Qwest added 140,000 high-speed Internet lines in the fourth quarter, bringing the total to 1.5 million – a 10 percent increase sequentially and a 43 percent increase year-over-year.  The company’s mass markets data and Internet revenues increased 8 percent sequentially and 28 percent year-over-year. The company sees a significant potential revenue opportunity by increasing the current broadband penetration to the industry average.

During the quarter, Qwest continued to invest in its high-speed Internet footprint, as well as the speeds available to customers. Currently 77 percent of Qwest’s households are eligible for broadband services, up from approximately 67 percent in 2004. About 96 percent of qualified households are able to purchase broadband speeds of 1.5 Mbps or greater and more than 50 percent are able to purchase service at speeds in excess of 3.0 Mbps.

Bundles

Aggressive marketing efforts are paying off for Qwest. The launch of new bundles in May, followed by targeted incentives and promotional initiatives, has significantly increased the number of products in the company’s bundles.  Voice packages plus three products are up over 65 percent, and packages plus four products are up more than four times since launch.  Customer demand for value-added services has increased consumer average monthly revenue per wireline customer by nearly 6 percent to $48 from $45 a year ago.

Qwest’s full-featured bundled offering includes high-speed Internet access, a national wireless offering, local and long-distance service and integrated TV services through Qwest’s own ChoiceTV or its marketing alliance with DIRECTV, Inc.  The company’s bundle penetration increased to 51 percent in the quarter, compared to 46 percent a year ago.

In-Region Long-Distance

Long-distance penetration of total retail lines increased to 37 percent in the fourth quarter, compared to 33 percent a year ago.  Qwest increased total long-distance lines by 73,000 in the quarter.  The company ended the quarter with 4.8 million long-distance lines, a 6 percent increase over a year ago.

Wireless

Qwest saw the third sequential quarter of subscriber growth in its wireless subscribers. Revenue grew 5 percent sequentially as a result of promotions and premium handset sales while the company’s subscriber base grew by 22,000 in the quarter, bringing total wireless subscribers to 770,000.  The company continues to benefit from wireless in the bundle with approximately 75 percent of wireless subscribers on an integrated bill with at least one other service.  This has contributed to significantly lower churn this year.

Qwest’s data and enhanced features are driving higher wireless ARPU, which increased 11 percent to $51 from $46 a year ago. The company continues to focus on adding wireless data subscribers and approximately 50 percent of new customers sign up for a data service.

VoIP

The Qwest OneFlex(tm) suite of services, including Qwest Integrated Access and Hosted VoIP, continues to gain traction in the business markets.  The company continues to improve Qwest VoIP service and streamline the implementation process leading to sales success with small, medium and enterprise customers.  Qwest has deployed its business-grade VoIP services to more than 250 cities across the United States, including 14 markets within Qwest’s operating region. Qwest launched its consumer-grade VoIP service in 2005.

IP Product Suite

Qwest continued to advance its award-winning MPLS-based iQ Networking(tm) product suite, which is focused on solving business problems, reducing total cost and delivering superb end-to-end wide area networking (WAN) solutions to business customers. During the fourth quarter, Qwest added new features to iQ Networking.  Qwest announced that it has expanded a suite of IP solutions to help wholesale customers migrate from traditional service to next-generation data and IP services.

DIRECTV® Alliance

Qwest’s DIRECTV service remains a key component of the bundle.  Customer net additions continued to grow in the fourth quarter; subscribers currently total 128,000, a 31 percent improvement over the prior quarter.  Qwest and DIRECTV’s previously announced strategic relationship allows Qwest to offer DIRECTV digital satellite television services to residential customers across the western United States.  With DIRECTV service, customers can enjoy a variety of all-digital programming, including news, sports, movies and music.  Qwest is marketing and providing front-line customer support for the DIRECTV service and has incorporated it as part of a full suite of bundled communications services.  Customers receive an integrated bill, which includes both their DIRECTV service and Qwest services.

Special Items

See Attachment E for special items.

Conference Call Today

As previously announced, Qwest will host a conference call for investors and the media today at 9 a.m. EST with Richard C. Notebaert, Qwest chairman and CEO, and Oren G. Shaffer, Qwest vice chairman and CFO.  The call can be heard on the Web at www.qwest.com/about/investor/events

About Qwest

Qwest Communications International Inc. (NYSE: Q), through its operating subsidiaries, is a leading provider of high-speed Internet, data, video and voice services. With nearly 40,000 employees, Qwest is committed to the “Spirit of Service” and providing world-class services that exceed customers’ expectations for quality, value and reliability. For more information, please visit the Qwest Web site at www.qwest.com.

# # #

Forward Looking Statement Note

This release may contain projections and other forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the documents filed by us with the Securities and Exchange Commission, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including but not limited to: access line losses due to increased competition, including from technology substitution of our access lines with wireless and cable alternatives, among others; our substantial indebtedness, and our inability to complete any efforts to de-lever our balance sheet through asset sales or other transactions; any adverse outcome of the current investigation by the U.S. Attorney’s office in Denver into certain matters relating to us; adverse results of increased review and scrutiny by regulatory authorities, media and others (including any internal analyses) of financial reporting issues and practices or otherwise; rapid and significant changes in technology and markets; any adverse developments in commercial disputes or legal proceedings, including any adverse outcome of current or future legal proceedings related to matters that are or were the subject of governmental investigations, and, to the extent not covered by insurance, if any, our inability to satisfy any resulting obligations from funds available to us, if any; potential fluctuations in quarterly results; volatility of our stock price; intense competition in the markets in which we compete including the likelihood of certain of our competitors consolidating with other providers; changes in demand for our products and services; acceleration of the deployment of advanced new services, such as broadband data, wireless and video services, which could require substantial expenditure of financial and other resources in excess of contemplated levels; higher than anticipated employee levels, capital expenditures and operating expenses; adverse changes in the regulatory or legislative environment affecting our business; changes in the outcome of future events from the assumed outcome included in our significant accounting policies; and our ability to utilize net operating losses in projected amounts.

The information contained in this release is a statement of Qwest’s present intention, belief or expectation and is based upon, among other things, the existing regulatory environment, industry conditions, market conditions and prices, the economy in general and Qwest’s assumptions. Qwest may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in Qwest’s assumptions or otherwise. The cautionary statements contained or referred to in this release should be considered in connection with any subsequent written or oral forward-looking statements that Qwest or persons acting on its behalf may issue. This release may include analysts’ estimates and other information prepared by third parties for which Qwest assumes no responsibility.

Qwest undertakes no obligation to review or confirm analysts’ expectations or estimates or to release publicly any revisions to any forward-looking statements and other statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

By including any information in this release, Qwest does not necessarily acknowledge that disclosure of such information is required by applicable law or that the information is material.

The Qwest logo is a registered trademark of Qwest Communications International Inc. in the U.S. and certain other countries.

Contacts:	Media Contact:	Investor Contact:
	Chris Hardman	Stephanie Comfort
	303-992-2085	800-567-7296
	chris.hardman@qwest.com	IR@qwest.com

ATTACHMENT A

QWEST COMMUNICATIONS INTERNATIONAL INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(DOLLARS IN MILLIONS, SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(UNAUDITED)

	Three Months Ended December 31,		%	Years Ended December 31,		%
	2005	2004	Change	2005	2004	Change

Operating revenue	$3,480	$3,437	1.3%	$13,903	$13,809	0.7%
Operating expenses:
Cost of sales (exclusive of depreciation and amortization)	1,451	1,402	3.5%	5,836	5,890	(0.9)%
Selling, general and administrative	1,050	1,070	(1.9)%	4,147	4,971	(16.6)%
Depreciation and amortization	758	783	(3.2)%	3,065	3,123	(1.9)%
Assets impairment charges	—	36	nm	—	113	nm
Total operating expenses	3,259	3,291	(1.0)%	13,048	14,097	(7.4)%
Other expense—net:
Interest expense—net	338	366	(7.7)%	1,483	1,531	(3.1)%
Loss on early retirement of debt—net	430	—	nm	462	1	nm
Other income—net	(32)	(54)	(40.7)%	(67)	(106)	(36.8)%
Gain on sale of assets	(6)	—	nm	(263)	(8)	nm
Total other expense—net	730	312	134.0%	1,615	1,418	13.9%
Loss before income taxes and cumulative effect of change in accounting principle	(509)	(166)	nm	(760)	(1,706)	(55.5)%
Income tax benefit (expense)	3	27	(88.9)%	3	(88)	(103.4)%
Loss before cumulative effect of change in accounting principle	(506)	(139)	nm	(757)	(1,794)	(57.8)%
Cumulative effect of change in accounting principle—net of taxes	(22)	—	nm	(22)	—	nm
Net loss	$(528)	$(139)	nm	$(779)	$(1,794)	(56.6)%

Basic and diluted loss per share:
Loss before cumulative effect of change in accounting principle	$(0.27)	$(0.08)	nm	$(0.41)	$(1.00)	(59.0)%
Cumulative effect of change in accounting principle—net of taxes	(0.01)	—	nm	(0.01)	—	nm
Basic and diluted loss per share	$(0.28)	$(0.08)	nm	$(0.42)	$(1.00)	(58.0)%

Basic and diluted weighted-average shares outstanding	1,861,684	1,815,942	2.5%	1,836,374	1,801,405	1.9%

nm - percentages greater than 200% and comparisons from positive to negative values or to zero values are considered not meaningful.

ATTACHMENT B

QWEST COMMUNICATIONS INTERNATIONAL INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(DOLLARS IN MILLIONS)

(UNAUDITED)

	December 31,
	2005	2004

ASSETS
Current assets:
Cash and cash equivalents	$846	$1,151
Short-term investments	101	764
Other current assets	2,217	2,303
Total current assets	3,164	4,218
Property, plant and equipment—net, and other assets	18,333	20,106
Total assets	$21,497	$24,324

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Current borrowings	$512	$596
Accounts payable and other current liabilities	3,723	3,690
Total current liabilities	4,235	4,286
Long-term borrowings—net	14,968	16,690
Other long-term liabilities	5,511	5,960
Total liabilities	24,714	26,936
Stockholders’ deficit	(3,217)	(2,612)
Total liabilities and stockholders’ deficit	$21,497	$24,324

ATTACHMENT C

QWEST COMMUNICATIONS INTERNATIONAL INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(DOLLARS IN MILLIONS)

(UNAUDITED)

	Years Ended December 31,
	2005	2004

Cash provided by operating activities	$2,313	$1,848

Cash used for investing activities	$(459)	$(1,905)

Cash used for financing activities	$(2,159)	$(158)

Decrease in cash and cash equivalents	$(305)	$(215)

ATTACHMENT D

QWEST COMMUNICATIONS INTERNATIONAL INC.

SELECTED CONSOLIDATED DATA

(DOLLARS IN MILLIONS)

(UNAUDITED)

	As of and for the
	Three Months Ended			Years Ended
	December 31,		%	December 31,		%
	2005	2004	Change	2005	2004	Change
OPERATING REVENUE (1)
Wireline services revenue
Voice services
Local voice
Business	$260	$281	(7.5)%	$1,074	$1,140	(5.8)%
Mass markets	1,119	1,153	(2.9)%	4,527	4,723	(4.1)
Wholesale	178	188	(5.3)%	747	783	(4.6)%
Total local voice	1,557	1,622	(4.0)%	6,348	6,646	(4.5)%
Long-distance
Business	110	106	3.8%	447	450	(0.7)%
Mass markets	181	163	11.0%	686	607	13.0%
Wholesale	276	277	(0.4)%	1,098	1,031	6.5%
Total long-distance	567	546	3.8%	2,231	2,088	6.8%
Access services	161	162	(0.6)%	660	689	(4.2)%
Total voice services	2,285	2,330	(1.9)%	9,239	9,423	(2.0)%
Data and Internet services
Business	527	498	5.8%	2,086	1,962	6.3%
Mass markets	205	160	28.1%	745	586	27.1%
Wholesale	316	315	0.3%	1,265	1,284	(1.5)%
Total data and Internet	1,048	973	7.7%	4,096	3,832	6.9%
Total wireline services revenue	3,333	3,303	0.9%	13,335	13,255	0.6%
Wireless services revenue	138	124	11.3%	527	514	2.5%
Other services revenue	9	10	(10.0)%	41	40	2.5%
Total operating revenue	$3,480	$3,437	1.3%	$13,903	$13,809	0.7%
Capital expenditures (in millions) (2)	$503	$372	35.2%	$1,613	$1,731	(6.8)%
Total employees	39,348	41,401	(5.0)%
Consumer revenue: (3)	$1,129	$1,113	1.4%
ARPU (in dollars)	$47.74	$45.19	5.6%
In-Region long distance lines (in thousands)	4,778	4,508	6.0%
High-speed Internet:
Subscribers (in thousands) (4)	1,480	1,037	42.7%
Qualified households/businesses (in millions)	7.2	6.6	9.1%
Wireless/PCS: (5)
Total wireless services revenue	$138	$124	11.3%
End of period subscribers (in thousands)	770	754	2.1%
ARPU (in dollars)	$51	$46	10.9%
Access lines (in thousands): (6)
Business access lines
Retail lines	2,376	2,562	(7.3)%
Resold lines	1,710	1,879	(9.0)%
Total business access lines	4,086	4,441	(8.0)%
Mass markets access lines
Consumer primary lines	7,851	8,184	(4.1)%
Consumer additional lines	913	1,063	(14.1)%
Small business lines	1,889	1,834	3.0%
Total mass markets access lines	10,653	11,081	(3.9)%
Total access lines	14,739	15,522	(5.0)%
Mass markets retail connections (in thousands):
Mass markets access lines	10,653	11,081	(3.9)%
High-speed Internet subscribers	1,480	1,037	42.7%
Video subscribers	128	28	nm
Total mass markets retail connections	12,261	12,146	0.9%
Voice grade equivalent access lines (in thousands): (7)
Business	78,065	63,405	23.1%
Consumer	25,998	15,829	64.2%
Total voice grade equivalents	104,063	79,234	31.3%
Minutes of use from carriers and CLECs (in Millions)	12,796	13,411	(4.6)%

(1) Product revenue categories have been adjusted for current period presentation.

(2) Capital expenditures exclude assets acquired through capital leases.

(3) Consumer ARPU (Average Revenue Per Unit) is measured as consumer revenue in the period divided by the average number of primary access lines for the period.  We believe this metric can be a useful measure of the revenue performance of our consumer business within our mass markets channel on a per-customer basis.   We use ARPU internally to assess the revenue performance of our consumer business within our mass markets channel and the impact on this business of periodic customer initiatives and product roll-outs.  ARPU is not a measure determined in accordance with accounting principles generally accepted in the United States of America, or GAAP and should not be considered as a substitute for for our wireline services segment revenue or any other measure determined in accordance with GAAP.

(4) Total High-speed Internet subscribers does not include out-of-region subscribers.

(5) Wireless ARPU (Average Revenue Per Unit) is measured as the recurring portion of our wireless services revenue stream attributed to subscribing customers (plus certain activation fees) divided by the average number of subscribers for the period. We believe this metric can be a useful measure of the revenue performance of our wireless business on a per-customer basis. We use ARPU internally to assess the revenue performance of our wireless business and the impact on this business of periodic customer initiatives and product roll-outs.  ARPU is not a measure determined in accordance with GAAP and should not be considered as a substitute for our wireless services segment revenue or any other measure determined in accordance with GAAP. Beginning in 2004, Wireless ARPU includes surcharges for the recovery of costs associated with providing number portability and wireless 911 services.

	Three Months Ended
	December 31,		%
	2005	2004	Change
ARPU is calculated as follows:
Total quarterly wireless services revenue (in millions)	$138	$124	11.3%
Less: quarterly non-recurring revenue (in millions)	(22)	(19)	15.8%
Quarterly recurring revenue (in millions)	$116	$105	10.5%
Average monthly recurring revenue (in millions)	39	35	11.4%
Divided by quarterly average wireless services subscribers (in thousands)	759	767	(1.0)%
Wireless services ARPU (in dollars)	$51	$46	10.9%

(6) We modified the classification of our access lines during the fourth quarter of 2005 in our effort to better approximate our revenue channels. Resold lines includes UNE-P lines, unbundled loops, resale lines and public pay phone lines. Business retail access lines at December 31, 2005 reflect a decline of 32,000 lines in the fourth quarter related to affiliate disconnects.  23,000 line and 21,000 line disconnects in the first quarter and second quarter of 2005, respectively, related to UUNet.

(7) Access line and voice grade equivalent data has been adjusted for current period presentation.  A voice-grade equivalent is the amount of capacity required to carry one telephone call. A voice-grade equivalent line is the outcome of measuring all residential and business access lines, and private line channel terminations as if they were converted to single access lines that have the ability to transmit and receive only one voice transmission at a time.

ATTACHMENT E

QWEST COMMUNICATIONS INTERNATIONAL INC.

SELECTED CONSOLIDATED DATA

(DOLLARS IN MILLIONS)

(UNAUDITED)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2005	2004	2005	2004

SPECIAL ITEMS:
Operating expenses:
Bankruptcy settlements (SG&A)	$—	$—	$—	$52
Legal reserve (SG&A)	—	—	—	(568)
Restructuring, realignment and severance related costs (SG&A)	(74)	(59)	(114)	(211)
OPEB - Medicare one-time benefit (COGS and SG&A)	—	—	—	16
Asset impairment charges	—	(36)	—	(113)
Subtotal operating expenses	(74)	(95)	(114)	(824)
Other expense—net:
Gain on agreement terminations	—	—	—	70
Gain (loss) on debt extinguishment	(430)	—	(462)	1
Gain on sale of assets	6	—	263	8
Tax penalty adjustment	—	36	—	—
Subtotal other expense—net	(424)	36	(199)	79
Income tax (expense) benefit:
Change in the valuation allowance against deferred tax assets	—	—	—	(124)
Other special items (expense):
Cumulative effect of change in accounting principle—net	(22)	—	(22)	—
Total special items—(charges)/benefits	$(520)	$(59)	$(335)	$(869)

ATTACHMENT F

QWEST COMMUNICATIONS INTERNATIONAL INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(DOLLARS IN MILLIONS)

(UNAUDITED)

	As of and for the		As of and for the
	Three Months Ended		Years Ended
	December 31,		December 31,
	2005	2004	2005	2004

EBITDA: (1)
EBITDA	$979	$929	$3,920	$2,835
Depreciation and amortization	(758)	(783)	(3,065)	(3,123)
Total other expense—net	(730)	(312)	(1,615)	(1,418)
Income tax benefit (expense)	3	27	3	(88)
Cumulative effect of change in accounting principle—net of taxes	(22)	—	(22)	—
Net loss	$(528)	$(139)	$(779)	$(1,794)

EBITDA Margin: (1)
EBITDA	$979	$929	$3,920	$2,835
Divided by total operating revenue	3,480	3,437	13,903	13,809
EBITDA Margin	28.1%	27.0%	28.2%	20.5%

Free Cash Flow from Operations: (2)
Cash provided by operating activities	$725	$239	$2,313	$1,848
Less: Expenditures for property, plant and equipment	(503)	(372)	(1,613)	(1,731)
Free Cash Flow from Operations	222	(133)	700	117
Add: One time settlement payments	204	311	204	311
Free Cash Flow from Operations—as adjusted	$426	$178	$904	$428

Net Debt: (3)
Current borrowings			$512	$596
Long-term borrowings			14,968	16,690
Total borrowings			$15,480	$17,286

Less: Cash and cash equivalents			$(846)	$(1,151)
Less: Short-term investments			(101)	(764)
Less: Long-term investments			—	(45)
Net Debt			$14,533	$15,326

(1) EBITDA and EBITDA Margin are non-GAAP financial measures. Other companies may calculate these measures (or similarly titled measures) differently. We believe these measure provides useful information to investors in evaluating our capital-intensive business because they reflect our operating performance before the impacts of non-cash items and are indicators of our ability to service debt, pay taxes and fund discretionary spending such as capital expenditures. Management also uses EBITDA for a number of purposes, including setting targets for compensation and assessing the performance of our operations. EBITDA and EBITDA Margin are non-GAAP financial measures. Due to the significance of the GAAP components excluded, EBITDA and EBITDA Margin should not be considered in isolation or as an alternative to net income or loss or any other operating or liquidity performance measure prescribed by accounting principles generally accepted in the United States.

EBITDA for the three and twelve months ended December 31, 2005 includes $74 million and $114 million in restructuring, realignment and severance related costs, respectively.

EBITDA for the three and twelve months ended December 31, 2004 includes $59 million and $211 million in restructuring, realignment and severance related costs, respectively.

(2) Free cash flow from operations is a non-GAAP financial measure that indicates cash generated by our business after operating expenses, capital expenditures and interest expense. We believe this measure provides useful information to our investors for purposes of evaluating our ability to satisfy our debt and other mandatory payment obligations and because it reflects cash flows available for financing activities, voluntary debt repayment and to strengthen our balance sheet. This is of particular relevance for our business given our highly leveraged position. We also use free cash flow from operations internally for a variety of purposes, including setting targets for compensation and budgeting our cash needs. Free cash flow from operations is not a measure determined in accordance with GAAP and should not be considered as a substitute for “operating income” or “net cash provided by operating activities” or any other measure determined in accordance with GAAP.

(3) Net Debt is a non-GAAP financial measure that is calculated as our total borrowings (current plus long-term) less our cash, cash equivalents and short and long-term investments.  We believe net debt is helpful in analyzing our leverage, and management uses this measure in making decisions regarding potential financings.  Net debt is not a measure determined in accordance with GAAP and should not be considered as a substitute for “current borrowings”, “long-term borrowings” or any other measure determined in accordance with GAAP.